Exhibit 99.1

Behringer Harvard REIT I, Inc. Announces Plans for Development
of New Office Tower at Houston’s BriarLake Plaza

DALLAS, September 18, 2012 — Behringer Harvard REIT I, Inc. announced today its plans for the development of an office tower at BriarLake Plaza. The new property, named Two BriarLake Plaza, will consist of 332,000 rentable square feet in 12 stories of office space built on top of a seven-level parking pedestal.

Two BriarLake Plaza, the final phase of the complex, will be constructed on a 1.5-acre site at the corner of W. Sam Houston Parkway and Briar Forest Drive in the heart of the Westchase Management District, one of the strongest office markets in Houston.

Half the space slated for development at Two BriarLake Plaza has been preleased to Samsung Engineering America Inc. to serve as its North American headquarters. Based in Seoul, South Korea, Samsung Engineering is a global engineering, procurement, and construction (EPC) and project management company delivering services to hydrocarbon, industrial and infrastructure customers.

“Samsung Engineering has been active in Houston since 2008, providing front-end engineering services. We are in the process of expanding our Houston capabilities to provide full-scope engineering, procurement and construction services to the North American EPC market,” said Mr. Steve Fludder, President and CEO of Samsung Engineering America Inc.

“We are pleased to have this exciting opportunity to develop top-quality office space for a world-class company and other discerning tenants,” said Mr. Scott Fordham, Chief Operating and Financial Officer of Behringer Harvard REIT I, Inc. “We believe this new development will provide attractive expansion opportunities for current and future tenants of BriarLake Plaza.”

Designs for the construction of Two BriarLake Plaza reflect the goals of achieving a minimum LEED Core and Shell Certified Silver designation from the U.S. Green Building Council and operating under the EPA’s Energy Star standards. New development at the complex will be guided by the same outstanding architectural and engineering teams that were directly involved in the construction of One BriarLake Plaza.

Behringer Harvard REIT I, Inc. acquired the adjacent One BriarLake Plaza in September 2008. One BriarLake Plaza comprises 502,410 rentable square feet of office space built on a 9.3-acre site. With its exceptional location and amenities, One BriarLake Plaza has consistently ranked among the most desirable office properties in Houston, and for several years it has been one of the best-performing office properties owned by the REIT. One BriarLake Plaza is 100 percent leased to tenants including Apache Corporation, Samsung Engineering America, Microsoft, PetroChina and Zurich Insurance.

“Two BriarLake Plaza will be constructed to operate in coordination with One BriarLake Plaza,” said Mr. Greg Brooke, Senior Vice President of Behringer Harvard REIT I, Inc. “Walkways will connect both buildings and facilitate the sharing of amenities.”

Two BriarLake Plaza will add to the BriarLake complex a deli, a fitness center and a conference center that will be shared by both properties. When construction is completed in the first quarter of 2014, the BriarLake Plaza complex will comprise more than 830,000 rentable square feet of office space.

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Samsung Engineering America Inc. was represented in this transaction by Lucian Bukowski and Garrold Parratt of Jones Lang LaSalle. Behringer Harvard REIT I, Inc. was represented by Brian McMackin and Clint Bawcom of Cassidy Turley.  HPT Management Services, LLC will manage the new office property, and Cassidy Turley will provide leasing services.

About Behringer Harvard REIT I, Inc.

Behringer Harvard REIT I, Inc. is a self-managed, publicly registered, non-listed real estate investment trust that owns institutional quality commercial office properties across the United States.  As of June 30, 2012, the REIT owned 53 properties with more than 20 million square feet in 19 states and the District of Columbia, including concentrations in the major markets of Chicago, Houston and Philadelphia.  For more information, contact us at 972.931.4300, or visit us online at behringerharvard.com/reit1.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

About Samsung Engineering

Samsung is one of the world’s leading engineering, procurement, and construction and project management (EPC & PM) companies. Operating in over 40 countries, the company provides total project management, from planning and financing through construction and commissioning, and has built some of the world’s largest and most complex plants and facilities. Samsung Engineering has a reputation for delivering projects on time, or ahead of schedule, and uses the latest innovations to engineer industry-leading facilities. With its global workforce of 8,300 and 2011 revenues of $8.4 billion USD, the company is also one of the fastest-growing EPC contractors. For more information, visit samsungengineering.com.

Telisa Webb Schelin	Charlotte Lee
Behringer Harvard REIT I, Inc.	Samsung Engineering Co., Ltd. (Seoul)
tschelin@behringerharvard.com	charlotte85.lee@samsungengineering.com
469-341-2394	+82-2-2053-3021

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